EXHIBIT 5

                                April 17, 1995

Ryder System, Inc.
3600 N.W. 82nd Avenue
Miami, Florida 33166

Ladies and Gentlemen:

I have examined the Registration Statement which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $800,000,000 in principal amount of Debt Securities (the "Debt Securities"), proposed to be issued by Ryder System, Inc., (the "Company") under an Indenture between the Company and The Chase Manhattan Bank (National Association) as Trustee dated May 1, 1987, as amended by a First Supplemental Indenture dated as of November 15, 1990 and a Second Supplemental Indenture dated as of June 24, 1992. I have also examined the proceedings heretofore taken, and am familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debt Securities.

It is my opinion that, subject to completion of the additional proceedings referred to above, the Debt Securities will, upon issuance and sale thereof in the manner described in the Registration Statement, be legally and validly issued and binding obligations of the Company.

I consent to the use of this opinion as an exhibit to said Registration Statement, and I further consent to the use of my name under the caption "Legal Opinions" in the prospectus which is a part thereof.

                                               Yours sincerely,

                                               /s/ James M. Herron

                                               James M. Herron
                                               Senior Executive Vice President
                                               and General Counsel